Exhibit 99.1
CSK Auto Corporation to Postpone Release of Fourth Quarter and Fiscal 2005 Financial Results and Related Investor Call
PHOENIX, AZ, March 27, 2006 — On March 27, 2006, CSK Auto Corporation (NYSE: CAO) announced the postponement of its scheduling of a date for release of its fourth quarter and fiscal 2005 financial results and related investor call.
The postponement is being made to provide adequate time for the Company and the Audit Committee of the Board of Directors of the Company to conduct a thorough review of certain accounting errors and irregularities discovered in the course of the Company’s ongoing assessment of internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and an internal audit. The Audit Committee recently retained independent counsel, who, in turn, retained a separate accounting firm, to conduct an investigation relative to the accounting errors and irregularities.
Based on the Audit Committee’s preliminary understanding and inquiries, the accounting errors and irregularities relate primarily to the Company’s inventories and vendor allowances, as follows.
•	In-Transit Inventory. The Company is investigating a potential overstatement of approximately $27 million in its in-transit inventory. It appears that at least $20 million of this inventory overstatement originated in periods prior to fiscal year 2002.

•	Other Inventory Accounts. The Company has identified certain costs included in its inventory, a portion or all of which appear to be improper. The aggregate fiscal year-end balances of these costs were approximately $13 million in fiscal 2001, $14 million in fiscal 2002, $28 million in fiscal 2003, $32 million in fiscal 2004 and $25 million in fiscal 2005. The effects of such improper costs on cost of sales by fiscal year, if any, have not yet been determined.

•	Vendor Allowances. Certain vendor allowance receivables on the balance sheet at the end of fiscal 2004 that were refunded or written off in fiscal 2005 are being investigated. It appears that between approximately $4 million and $10 million of such receivables may have resulted from errors or irregularities in prior periods.
Although the Company has concluded that a restatement of its financial statements will be required, additional inquiry and analysis needs to be conducted by the Company and the Audit Committee before any conclusions are reached as to the time periods and amounts involved. In addition, there can be no assurance that additional matters will not be identified that require further analysis relative to their impact on previously issued financial statements or that the amounts involved and nature and extent of the accounting errors and irregularities may not ultimately differ materially from that described above. The Company will be evaluating whether any of the accounting errors and irregularities were the result of one or more material weaknesses in its internal control over financial reporting in addition to those previously reported in its fiscal 2004 Form 10-K. Although the Company and the Audit Committee have not completed the evaluation of internal control over financial reporting for fiscal 2005, it is likely that the Company and its independent registered public accounting firm will conclude that the Company’s internal controls continue to be ineffective as of January 29, 2006.
The Company has concluded that (i) its financial statements as of January 30, 2005 and February 1, 2004, and for each of the three fiscal years in the period ended January 30, 2005, (ii) its selected consolidated financial data for each of the five years in the period ended January 30, 2005, and (iii) its interim financial information for each of its quarters in fiscal 2003 and fiscal 2004 included in its Form 10-K for the fiscal year ended January 30, 2005, and its interim financial statements included in its Forms 10-Q filed for the fiscal year ended January 29, 2006, should no longer be relied upon.
Nevertheless, the Company believes that the above-described accounting errors and irregularities will have no impact on the Company’s reported sales or overall historical cash flows and should have no impact on its ability to honor its contractual commitments or operate its business in the ordinary course.
In light of the potential impacts of the accounting errors and irregularities on fiscal 2005 periods, the Company is unable to schedule the release of its fourth quarter or full year fiscal 2005 operating results at this time; however, based on its understanding to date, the Company believes that its net income for the first three quarters of fiscal 2005 will not be negatively impacted. Sales (on a stand-alone basis, excluding the newly acquired Murray’s Discount Auto Stores) for the fourth quarter continued to be disappointing, with approximately flat comparable store sales, consisting of a decline of 2% in retail same store sales and an increase of 9% in commercial same store sales. The Company expects to report free cash flow (cash flow from operations less capital expenditures) in excess of its prior projections for fiscal 2005.
The Company will file with the Securities and Exchange Commission its restated annual financial statements and current year interim financial statements as soon as reasonably practicable. The Company will announce the date of its earnings release and conference call at a later date.
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of January 29, 2006, the Company operated 1,273 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Auto Parts Stores.
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483
Media Contact: Ashton Partners — Mike Banas 312-553-6704